                                                                     EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

-------------------------------x
                  In re         :
                                :
PHYCOR, INC., et al.,           :        Chapter 11
                                :        Case Nos.
                                :        (Jointly Administered)
                  Debtors.      :
                                :
                                :
-------------------------------x

                        AMENDED JOINT REORGANIZATION PLAN
                     OF PHYCOR, INC. AND DEBTOR SUBSIDIARIES

                                         SKADDEN, ARPS, SLATE, MEAGHER
                                           & FLOM LLP
                                         Kayalyn A. Marafioti
                                         Thomas J. Matz
                                         Mark M. Brown
                                         Four Times Square
                                         New York, New York  10036-6522
                                         (212) 735-3000

Dated:  New York, New York
        February 14, 2002

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                                TABLE OF CONTENTS
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                                  INTRODUCTION

                                   ARTICLE I

                     DEFINITIONS, RULES OF INTERPRETATION,
                            AND COMPUTATION OF TIME

A. Scope Of Definitions; Rules Of Construction.................................    1
B. Definitions.................................................................    1
C. Rules Of Interpretation.....................................................   10
D. Computation Of Time.........................................................   11

                                   ARTICLE II

                     CLASSIFICATION OF CLAIMS AND INTERESTS

A. Introduction................................................................   11
B. Unclassified Claims (not entitled to vote on the Plan)......................   11
   1.       Administrative Claims..............................................   11
   2.       Priority Tax Claims................................................   11
C. Unimpaired Classes Of Claims (deemed to have accepted the Plan and,
   therefore, not entitled to vote)............................................   11
   1.       Class 1:  Other Priority Claims....................................   11
   2.       Class 2a:  AmSouth Secured Claim...................................   11
   3.       Class 2b:  Other Secured Claims....................................   11
D. Impaired Classes Of Claims Or Interests.....................................   12
   1.       Class 3:  Convenience Claims.......................................   12
   2.       Class 4:  General Unsecured Claims.................................   12
   3.       Class 5:  Preferred Stock Interests................................   12
   4.       Class 6:  Common Stock Interests...................................   12
   5.       Class 7:  Shareholder Litigation Claims............................   12
   6.       Class 8:  Warrants Interests.......................................   12

                                   ARTICLE III

                        TREATMENT OF CLAIMS AND INTERESTS

A. Unclassified Claims.........................................................   12
   1.       Administrative Claims..............................................   12
   2.       Priority Tax Claims................................................   13
B. Unimpaired Classes Of Claims ...............................................   13
   1.       Class 1:  Other Priority Claims....................................   13
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   2.       Class 2a:  AmSouth Secured Claim...................................   13
   3.       Class 2b:  Other Secured Claims....................................   14
C. Impaired Classes Of Claims .................................................   14
   1.       Class 3:  Convenience Claims.......................................   14
   2.       Class 4:  General Unsecured Claims.................................   14
   3.       Class 5:  Preferred Stock Interests................................   15
   4.       Class 6:  Common Stock Interests...................................   15
   5.       Class 7:  Shareholder Litigation Claims............................   15
   6.       Class 8:  Warrants Interests.......................................   15

                                   ARTICLE IV

                      MEANS FOR IMPLEMENTATION OF THE PLAN

A. Substantive Consolidation...................................................   15
   1.       Consolidation Of The Chapter 11 Cases..............................   15
   2.       Substantive Consolidation Order....................................   16
B. Continued Corporate Existence...............................................   16
C. Amended And Restated Charter And By-laws....................................   16
D. Corporate Action............................................................   16
   1.       Cancellation Of Existing Securities And Agreements.................   16
E. Restructuring Transactions..................................................   17
   1.       New Securities.....................................................   17
F. Directors And Officers......................................................   17
G. Effectuating Documents; Further Transactions................................   18
H. Vesting Of Assets...........................................................   18
I. Preservation Of Rights Of Action; Settlement Of Litigation Claims...........   18
   1.       Preservation Of Rights Of Action...................................   18
   2.       Settlement Of Litigation Claims....................................   18
J. Creditors' Committee........................................................   18
K. Sources Of Cash For Plan Distributions......................................   19
L. Release Of Liens............................................................   19
M. Exemption From Certain Transfer Taxes.......................................   19

                                    ARTICLE V

                       ACCEPTANCE OR REJECTION OF THE PLAN

A. Classes Entitled To Vote....................................................   19
B. Acceptance By Impaired Classes..............................................   20
C. Cramdown....................................................................   20
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                                       ii
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                                   ARTICLE VI

                             SECURITIES TO BE ISSUED
                           IN CONNECTION WITH THE PLAN

A. Description Of Securities To Be Issued In Connection With the Plan..........   20

                                   ARTICLE VII

                       PROVISIONS GOVERNING DISTRIBUTIONS

A. Distributions For Claims Allowed As Of The Consummation Date................   20
B. Interest On Claims..........................................................   21
C. Distributions By Disbursing Agent...........................................   21
D. Delivery Of Distributions And Undeliverable Or Unclaimed Distributions......   21
   1.       Delivery Of Distributions In General...............................   21
   2.       Undeliverable And Unclaimed Distributions..........................   21
E. Record Date For Distributions...............................................   22
F. Means Of Cash Payment.......................................................   22
G. Withholding And Reporting Requirements......................................   22
H. Setoff......................................................................   23
I. Surrender Of Cancelled Debt Instruments Or Securities.......................   23
J. Fractional Dollars; De Minimis Distributions................................   23
K. Services Of Indenture Trustee, Agents, And Servicers........................   23
L. Instructions To Disbursing Agent............................................   24
M. Calculation Of Distribution Amounts Of New Securities.......................   24

                                  ARTICLE VIII

                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

A. Rejected Contracts And Leases...............................................   24
B. Bar To Rejection Damages....................................................   25
C. Assumed Contracts And Leases................................................   25
D. Payments Related To Assumption Of Contracts And Leases......................   25
E. Certain Employment Contracts................................................   25
F. Compensation And Benefit Plans And Treatment Of Retirement Plan.............   26

                                   ARTICLE IX

                       PROCEDURES FOR RESOLVING DISPUTED,
                       CONTINGENT, AND UNLIQUIDATED CLAIMS

A. Objection Deadline; Prosecution Of Objections...............................   26
B. No Distributions Pending Allowance..........................................   27
C. Disputed Claims Reserve.....................................................   27
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D. Distributions After Allowance...............................................   27

                                    ARTICLE X

                      CONDITIONS PRECEDENT TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

A. Conditions To Confirmation..................................................   28
B. Conditions To Consummation Date.............................................   28
C. Waiver Of Conditions........................................................   30

                                   ARTICLE XI

                          MODIFICATIONS AND AMENDMENTS

A. Authorization For Debtors To Modify And Amend The Plan......................   30

                                   ARTICLE XII

                            RETENTION OF JURISDICTION

A. Retention Of Exclusive Jurisdiction By The Bankruptcy Court.................   31

                                  ARTICLE XIII

                             EFFECTS OF CONFIRMATION

A. Binding Effect..............................................................   32
B. Discharge Of The Debtors....................................................   32
C. Injunction..................................................................   33
D. Debtor Releases ............................................................   33
E. Other Releases..............................................................   33

                                   ARTICLE XIV

                           COMPROMISES AND SETTLEMENTS

A. Authorization For Debtors To Compromise And Settle Claims...................   34
B. Class Action Settlement.....................................................   34

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                                       iv
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                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS

A. Bar Dates For Certain Claims................................................   35
   1.       Administrative Claims..............................................   35
   2.       Professional Fee Claims; Substantial Contribution Claims...........   35
   3.       Other Claims.......................................................   35
B. Payment Of Statutory Fees...................................................   35
C. Revocation, Withdrawal, Or Non-Consummation.................................   36
D. Severability Of Plan Provisions.............................................   36
E. Successors And Assigns......................................................   36
F. Plan Supplement.............................................................   36
G. Notices.....................................................................   37
H. Indemnification Obligations.................................................   38
I. Term Of Injunctions Or Stays................................................   38
J. Governing Law...............................................................   38
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                                        v
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                                TABLE OF EXHIBITS

Exhibit A     New Common Stock Terms

Exhibit B     Management Incentive Plan

Exhibit C     Schedule Of Executory Contracts And Unexpired Leases To Be Assumed

Exhibit D     Schedule Of Causes Of Action To Be Retained By Reorganized PhyCor

Exhibit E     Plan And Agreement Of Merger

                                  INTRODUCTION

      PhyCor, Inc. ("PhyCor" or the "Company") and certain of its Debtor Subsidiaries, debtors and debtors-in-possession (collectively, the "Debtors"), hereby propose the following amended joint plan of reorganization (the "Plan"). Reference is made to the Disclosure Statement (as that term is defined herein), distributed contemporaneously herewith, for a discussion of the Debtors' history, businesses, properties, and operations, a summary and analysis of the Plan, and certain related matters including, among others, the proposed substantive consolidation of the Debtors' cases. The Debtors are proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code (as that term is defined herein). Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw this Plan prior to its substantial consummation.

                                    ARTICLE I

                      DEFINITIONS, RULES OF INTERPRETATION,
                             AND COMPUTATION OF TIME

A.    SCOPE OF DEFINITIONS; RULES OF CONSTRUCTION

      For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.1

B.    DEFINITIONS

      1.1 "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b), 507(a), or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the businesses of the Debtors, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Cases, (b) Professional Fee Claims, (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, and (d) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

      1.2 "Allowed" means, when used in reference to a Claim within a particular Class, an Allowed Claim of the type described in such Class.

      1.3 "Allowed Claim" means a Claim or any portion thereof (a) that has been allowed by a Final Order, (b) that either (x) has been Scheduled as a liquidated, non-contingent, undisputed Claim in an amount greater than zero in any of the Debtors' Schedules, as the same may from time to time be amended in accordance with the Bankruptcy Code, Bankruptcy Rules, or orders of the Bankruptcy Court or (y) is the subject of a timely filed proof of claim as to which either (i) no objection to its allowance has been filed (either by way of objection or amendment to the Schedules) within the periods of limitation fixed by the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order, or (c) that is expressly allowed in a liquidated amount in the Plan; provided, however, that with respect to an Administrative Claim, "Allowed Claim" means an Administrative Claim as to which a timely request for payment has been made in accordance with Article IX.A of this Plan (if such written request is required) or other Administrative Claim, in each case as to which the Debtors (y) have not interposed a timely objection or (z) have interposed a timely objection and such objection has been settled, waived through payment, or withdrawn, or has been denied by a Final Order.

      1.4 "Allowed Class . . . Claim" means an Allowed Claim in the particular Class described.

      1.5 "Amended and Restated Charter and By-laws" means Reorganized PhyCor's amended and restated charter and by-laws in effect under the laws of the State of Tennessee, as amended pursuant to the Plan.

      1.6 "AmSouth Secured Claim" means the secured claim of AmSouth Bank based on the terms of the Credit and Security Agreement between PhyCor, certain of its debtor subsidiaries, and AmSouth Bank, dated as of October 9, 2001.

      1.7 "Ballots" means each of the ballot forms distributed with the Disclosure Statement to holders of Impaired Claims entitled to vote under
Article II hereof in connection with the solicitation of acceptances of the Plan.

      1.8 "Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as in effect on the date hereof and as it may thereafter be amended.

      1.9 "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York or such other court as may have jurisdiction over the Chapter 11 Cases.

      1.10 "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

      1.11 "Bar Date" means the date(s), if any, designated by the Bankruptcy Court as the last date for filing proofs of Claim (including Administrative Claims other than Professional Fee Claims) against or Interests in the Debtors.

      1.12 "Benefit Plans" means all benefit plans, policies, and programs sponsored by the Debtors, including, without limitation, all such benefits plans, policies, and programs pertaining to wages, overtime pay, fees, salaries, board of directors' fees and expenses, relocation assistance pay, holiday and vacation pay, sick leave pay, other excused leave pay, workers' compensation claims, reimbursable business expenses, the Debtors' group health care, COBRA, the Debtors' employee life insurance, short-term and long-term employee disability, 401(k) savings and retirement, severance, flexible spending accounts, payments pursuant to garnishment orders, and miscellaneous other benefits.

      1.13 "Business Day" means any day, excluding Saturdays, Sundays or "legal holidays" (as defined in Fed. R. Bankr. P. 9006(a)), on which commercial banks are open for business in New York, New York.

      1.14 "Case Interest Rate" means the federal judgment rate provided in 28 U.S.C. Section 1961 in effect on the Petition Date, compounded annually on each anniversary of the Petition Date.

      1.15 "Cash" means lawful currency of the United States or equivalents thereof.

      1.16 "Chapter 11 Case(s)" means, individually, the Chapter 11 case of any of PhyCor or the Debtor Subsidiaries, and, collectively, the Chapter 11 cases of PhyCor and the Debtor Subsidiaries.

      1.17 "Claim" means a claim against any Debtor, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

      1.18 "Class" means a category of holders of Claims or Interests, as described in Article II below.

      1.19 "Class Action Settlement" means the settlement of the Shareholder Litigation Claims as they pertain to the defendants other than KPMG.

      1.20 "Collateral" means any property or interest in property of the Debtors' Estates subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

      1.21 "Common Stock" means the outstanding common stock of PhyCor, authorized as of the Petition Date.

      1.22 "Common Stock Interest" means any Interest from or under the Common Stock.

      1.23 "Confirmation" means entry by the Bankruptcy Court of the Confirmation Order.

      1.24 "Confirmation Date" means the date of entry by the Bankruptcy Court of the Confirmation Order.

      1.25 "Confirmation Hearing" means the hearing to consider confirmation of the Plan under section 1128 of the Bankruptcy Code.

      1.26 "Confirmation Order" means the order entered by the Bankruptcy Court confirming the Plan.

      1.27 "Consummation Date" means the Business Day on which all conditions to the consummation of the Plan set forth in Article X.B hereof have been satisfied or waived as provided in Article X.C hereof and which is the effective date of the Plan.

      1.28 "Convenience Claim" means a Claim that would otherwise be classified as a Class 4 General Unsecured Claim that is (a) $50,000 or less or (b) more than $50,000 if the holder has elected, on a timely cast

Ballot, to reduce its Claim to $50,000 and accept the distribution set out in
Article III.C.1 hereof in full satisfaction, discharge, and release of such Claim.

      1.29 "Creditor" means any Person who holds a Claim against a Debtor.

      1.30 "Creditors' Committee" means the official committee of unsecured creditors appointed by the United States Trustee in these Chapter 11 Cases on February 11, 2002, as it may be constituted from time to time.

      1.31 "Cure" means the distribution within a reasonable period of time following the Consummation Date of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

      1.32 "Debt Securities" means, collectively, the 4.5% Convertible Subordinated Debentures and the Zero Coupon Notes.

      1.33 "Debt Securities Claim" means a Claim arising from one of the Debt Securities.

      1.34 "Debtor(s)" means, individually, PhyCor or any of the Debtor Subsidiaries and, collectively, PhyCor and the Debtor Subsidiaries.

      1.35 "Debtor Subsidiaries" means, collectively, First Physician Care, Inc.; First Physician Care of Riverbend, Inc.; First Physician Care of South Florida, Inc.; First Physician Care of Tampa Bay, Inc.; FPCNT, Inc.; IPA Management Associates L.P. (d/b/a NAMM-Texas a/k/a NAMM-Houston); Manhattan Physicians IPA No.1, Inc.; NAMM-Texas Investments, L.P.; North American Medical Management, Inc.; Managed Care Management Associates, Inc.; North American Medical Management - New York City, Inc.; PhyCor-Texas Gulf Coast, L.P.; PhyCor Management Corporation; PhyCor Management Corporation- Florida, Inc. (f/k/a NAMM-Florida, Inc.); PMC of Colorado, Inc.; PhyCor of Northern Michigan Medical Management, Inc.; PhyCor of Charlotte, LLC; PhyCor of Coachella Valley, Inc.; PhyCor of Conroe, L.P.; PhyCor of Corsicana, L.P.; PhyCor of Dallas, L.P.; PhyCor of Denver, Inc.; FHS, Inc. (f/k/a Focus Health Services, P.C.); Front Range Medical Management, Inc.; PhyCor of Fort Smith, Inc; PhyCor of Irving, L.P.; PhyCor of Jacksonville, Inc.; PhyCor of Kentucky, LLC.; PhyCor of Kingsport, Inc.; PhyCor-Lafayette, LLC; PhyCor of Mesa, Inc.; PhyCor of Minot, Inc; PhyCor of Murfreesboro, Inc.; PhyCor of Northeast Arkansas, Inc.; PhyCor of Northern California, Inc.; PhyCor of Northern Michigan, Inc.; PhyCor of Olean, Inc.; PhyCor of Richmond, Inc.; PhyCor of Roanoke, Inc.; PhyCor of San Antonio, L.P.; PhyCor of Vero Beach, Inc.; PhyCor of West Houston, L.P.; PhyCor of Wichita Falls, L.P.; St. Petersburg Medical Clinic, Inc.; The Member Corporation, Inc.; SynerPhy of Rome, Inc. (f/k/a PhyCor of Rome, Inc.); and HPMdirect, Inc.

      1.36 "Debtor Subsidiary Interests" means, collectively, the issued and outstanding shares of stock of the Debtor Subsidiaries, all of which are directly or indirectly owned by PhyCor, as of the Petition Date.

      1.37 "Disallowed Claim" means a Claim, or any portion thereof, other than a Claim or any portion thereof deemed Allowed under the Plan, that (a) has been disallowed by a Final Order, (b) is Scheduled at zero or as contingent, disputed, or unliquidated and as to which a Bar Date has been established but no proof of claim has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, (c) is not Scheduled and as to which a Bar Date has been established but no proof of claim has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, or (d) is the subject of an objection filed by the Debtors with the Bankruptcy Court, which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

      1.38 "Disbursing Agent" means Reorganized PhyCor or any party designated by Reorganized PhyCor, in its sole discretion, to serve as a disbursing agent under the Plan.

      1.39 "Disclosure Statement" means the written disclosure statement and/or the summary plan and disclosure statement, as applicable, that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Fed. R. Bankr. P. 3017, as such disclosure statement may be amended, modified, or supplemented from time to time.

      1.40 "Disputed Claim" means, as applicable, any Claim not otherwise Allowed or paid pursuant to the Plan or an order of the Bankruptcy Court (i) which has been or hereafter is listed on the Schedules as unliquidated, contingent, or disputed, and which has not been resolved by written agreement of the parties or an order of the Bankruptcy Court, (ii) proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of Claim was not timely or properly filed, (iii) proof of which was timely and properly filed and which has been or hereafter is listed on the Schedules as unliquidated, disputed, or contingent, (iv) that is disputed in accordance with the provisions of this Plan, or (v) as to which any Debtor has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or is otherwise disputed by the Debtor in accordance with applicable law, which objection, request for estimation, or dispute has not been withdrawn or determined by a Final Order; provided, however, that for purposes of determining whether a particular Claim is a Disputed Claim prior to the expiration of any period of limitation fixed for the interposition by the Debtor of objections to the allowance of Claims, any Claim that is not identified by the Debtor as an Allowed Claim shall be deemed a Disputed Claim.

      1.41 "Disputed Claims Reserve" means the reserve established and maintained by Reorganized PhyCor into which Reorganized PhyCor shall deposit the amount of Cash or New Common Stock that would have been distributed by Reorganized PhyCor on the Distribution Date to holders of (a) Disputed Claims,
(b) contingent liquidated Claims, if such Claims had been undisputed or noncontingent Claims on the Distribution Date, pending (i) the allowance of such Claims, (ii) the estimation of such Claims for purposes of allowance, or (iii) the realization of the contingencies, and (c) unliquidated Claims, if such Claims had been liquidated on the Distribution Date, such amount to be estimated by the Bankruptcy Court or agreed upon by the Debtors and the Creditors' Committee as sufficient to satisfy such unliquidated Claim upon such Claim's (x) allowance, (y) estimation for purposes of allowance, or (z) liquidation, pending the occurrence of such estimation or liquidation.

      1.42 "Distribution Date" means the date, occurring as soon as practicable after the Consummation Date, upon which distributions from Reorganized PhyCor are made to holders of Allowed Class 1, 2a, 2b, 3, and 4 Claims, provided, however, that in no event shall the Distribution Date occur sooner than five Business Days after the Consummation Date.

      1.43 "Distribution Record Date" means the record date for purposes of making distributions under the Plan on account of Allowed General Unsecured Claims, which date shall be the seventh Business Day following entry of the Confirmation Order.

      1.44 "District Court" means the United States District Court for the Middle District of Tennessee or such other court as may have jurisdiction over the Shareholder Litigation Claims.

      1.45 "Estate(s)" means, individually, the estate of PhyCor or any of the Debtor Subsidiaries, and, collectively, the estates of PhyCor and all of the Debtor Subsidiaries, created under section 541 of the Bankruptcy Code.

      1.46 "Existing Securities" means, collectively, the 4.5% Convertible Subordinated Debentures, Zero Coupon Notes, Common Stock, Preferred Stock, and Warrants.

      1.47 "Face Amount" means (a) when used in reference to a Disputed or Disallowed Claim, the full stated amount claimed by the holder of such Claim in any proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, (b) when used in reference to an unliquidated Claim, the amount of the Claim as estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code, and (c) when used in reference to an Allowed Claim, the allowed amount of such Claim.

      1.48 "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Chapter 11 Case, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

      1.49 "4.5% Convertible Subordinated Debenture Claim" means a Claim of a holder of 4.5% Convertible Subordinated Debentures, arising from or under the 4.5% Convertible Subordinated Debentures.

      1.50 "4.5% Convertible Subordinated Debentures" means the 4.5% Convertible Subordinated Debentures due February 15, 2003 and outstanding under the 4.5% Convertible Subordinated Debentures Indenture, dated as of February 15, 1996.

      1.51 "General Unsecured Claim" means a Claim that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, AmSouth Secured Claim, Other Secured Claim, Convenience Claim, or Shareholder Litigation Claim.

      1.52 "Information Agent" means the balloting and noticing agent for the Debtors whose retention was authorized by an order of the Bankruptcy Court dated February 1, 2002.

      1.53 "Impaired . . ." means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

      1.54 "Indenture Trustee" means SunTrust Bank, Nashville, N.A., successor to First American Trust Company, in its capacity as indenture trustee under the 4.5% Convertible Subordinated Debentures Indenture, dated as of February 15, 1996.

      1.55 "Intercompany Claim" means any Claim held by a Debtor against another Debtor, including, without limitation, (a) any account reflecting intercompany book entries by one Debtor with respect to any other Debtor, (b) any such Claim not reflected in such book entries that is held by a Debtor against another Debtor, and (c) any derivative Claim asserted by or on behalf of one Debtor against another.

      1.56 "Interest" means (i) the interest of any holder of equity securities of PhyCor represented by any issued and outstanding shares of common stock, preferred stock, or other instrument evidencing a current ownership interest in the Debtor, whether or not transferable and (ii) any option, warrant, or right, contractual or otherwise, to acquire or receive any such interest.

      1.57 "Lien" means a charge against or interest in property to secure payment of a debt or performance of an obligation.

      1.58 "Litigation Claims" means the claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any Person, including, but not limited to the claims, rights of action, suits and proceedings described in Exhibit D attached hereto, to be retained by Reorganized PhyCor pursuant to Article IV.I of this Plan.

      1.59 "Management Incentive Options" means the stock grants and options to be issued by Reorganized PhyCor to key employees pursuant to the Management Incentive Plan.

      1.60 "Management Incentive Plan" means the management incentive plan pursuant to which the Management Incentive Options will be issued, substantially in the form attached hereto as Exhibit B.

      1.61 "Management Incentive Plan Participants" means those PhyCor employees eligible to participate in the Management Incentive Plan, under the terms thereof.

      1.62 "New Common Stock" means the shares of common stock of Reorganized PhyCor authorized under Article IV.A hereof and the Amended Certificate of Incorporation.

      1.63 "New Securities" means, collectively, the New Common Stock and Management Incentive Options.

      1.64 "Noteholders' Committee" means the informal committee of holders of approximately 59% principal value of 4.5% Convertible Subordinated Debentures, the members of which include Creedon Capital Management, Magten Asset Management Corp., Pyramid Trading Ltd., Zazove Associates, Whitebox, Liberty View, and Convertible Desk, LLC.

      1.65 "Other Priority Claim" means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

      1.66 "Other Secured Claims" means, collectively, all Secured Claims against a Debtor other than the AmSouth Secured Claim.

      1.67 "Person" means an individual, corporation, partnership, governmental unit, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

      1.68 "Petition Date" means January 31, 2002, the date on which the Debtors filed their petitions for reorganization relief commencing the Chapter 11 Cases.

      1.69 "Plan" means this joint plan of reorganization proposed by the Debtors for the resolution of their outstanding Claims and Interests in these Chapter 11 Cases, as such plan may be amended from time to time in accordance with the Bankruptcy Code and Bankruptcy Rules.

      1.70 "Plan Supplement" means the compilation of documents and forms of documents specified in the Plan which will be filed with the Bankruptcy Court on or before the date that is seven days prior to the Confirmation Hearing and which documents and forms of documents shall be in form and substance reasonably acceptable to the Debtors, Warburg, Pincus, the Noteholders' Committee, and any statutory committee, if appointed.

      1.71 "Preferred Stock" means the preferred stock, no par value, of PhyCor, authorized but not issued as of the Petition Date.

      1.72 "Preferred Stock Interest" means any Interest from or under the Preferred Stock.

      1.73 "Priority Tax Claim" means a Claim that is entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

      1.74 "Professional" means any professional employed in the Chapter 11 Cases pursuant to sections 327 or 1103 of the Bankruptcy Code or otherwise and any professionals seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) or 1129(a)(4) of the Bankruptcy Code.

      1.75 "Professional Fee Claim" means a Claim of a Professional for compensation for services rendered, and/or reimbursement of costs and expenses incurred, after the Petition Date and prior to and including the Consummation Date.

      1.76 "Professional Fee Order" means the order entered by the Bankruptcy Court on _______, 2002, establishing procedures for the payment of Professional Fee Claims in the Debtors' Chapter 11 Cases.

      1.77 "Pro Rata" means, at any time, the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class, unless the Plan provides otherwise.

      1.78 "Reinstated" or "Reinstatement" means, notwithstanding any contractual provision or applicable law that entitles the holder of a Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, (ii) reinstating the maturity of such Claim as such maturity existed before such default, (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the holder of such Claim.

      1.79 "Reorganized PhyCor" means PhyCor, Inc., a Tennessee corporation, on and after the Consummation Date, as substantively consolidated with all of the Debtor Subsidiaries and as merged with and into all the Debtor Subsidiaries except The Member Corporation, Inc. and SynerPhy of Rome.

      1.80 "Scheduled" means, with respect to any Claim or Interest, the characterization, and amount, if any, of such Claim or Interest as set forth in the Schedules.

      1.81 "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed in the Bankruptcy Court by each of the Debtors on January 31, 2002, as such schedules or statements have been or may be further amended or supplemented from time to time in accordance with Fed. R. Bankr. P. 1009 or orders of the Bankruptcy Court.

      1.82 "Secured Claim" means a Claim, other than a Setoff Claim, that is secured by a security interest in or lien upon property, or the proceeds of the sale of such property, in which the Debtors have an interest, to the extent of the value, as of the Consummation Date or such later date as is established by the Bankruptcy Court, of such interest or lien as determined by a Final Order of the Bankruptcy Court pursuant to section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by any Debtor or Reorganized PhyCor and the holder of such Claim.

      1.83 "Securities Act" means the Securities Act of 1933, 15 U.S.C. Sections 77a-77aa, as now in effect or hereafter amended.

      1.84 "Setoff Claim" means a Claim of a holder that has a valid right of setoff with respect to such Claim, which right is enforceable under section 553 of the Bankruptcy Code as determined by a Final Order or as otherwise agreed in writing by any Debtor, to the extent of the amount subject to such right of setoff.

      1.85 "Shareholder Litigation Claims" means claims based on the purported securities class actions originally filed in state and federal courts in Tennessee and New York in 1998 and 1999 against PhyCor and certain of its current and former officers and directors, such claims being set forth in the following proceedings: James Meyer, et al. v. Joseph C. Hutts, et al., Civil Action No. 3-98-0834, United States District Court for the Middle District of Tennessee; John Butler, et al. v. Joseph C. Hutts, et al., Civil Action No. 3-98-0911, United States District Court for the Middle District of Tennessee; Louis J. D'Ambrosio, et al. v. Joseph C. Hutts, et al., Civil Action No. 3-98-0948, United States District Court for the Middle District of Tennessee; Christopher Cimino, et al. v. Joseph C. Hutts, et al., Civil Action No. 3-98-1008, United States District Court for the Middle District of Tennessee; Dr. Stuart Siegal, et al. v. Joseph C. Hutts, et al., Civil Action No. 3-98-09734, United States District Court for the Middle District of Tennessee; Albert Zucker, et al. v. Joseph C. Hutts, et al., Civil Action No. 98-CV-6191, United States District Court for the Eastern District of New York; Malcolm Rosenwald, et al. v. Joseph C. Hutts, et al., Civil Action No. 98-CV- 5642, United States District Court for the Eastern District of New York; Robert H. Leonard, et al. v. Joseph C. Hutts, et al., Civil Action No. 98-2813-I, Chancery Court for Davidson

County, Tennessee; James W. Bryant, et al. v. Joseph C. Hutts, et al., Civil Action No. 98-2719-III, Chancery Court for Davidson County, Tennessee; Stanley Gale, et al. v. Joseph C. Hutts, et al., Civil Action No. 3:99-0561, United States District Court for the Middle District of Tennessee; Robert H. Leonard, et al. v. PhyCor, Inc. and KPMG, LLP, Civil Action No. 3:99-0807, United States District Court for the Middle District of Tennessee; and Parul Patel, et al. v. Hutts, Civil Action No. 99-2353-I, Chancery Court for Davidson County, Tennessee.

      1.86 "Substantive Consolidation Order" means the order, which may be the Confirmation Order, substantively consolidating the Chapter 11 Cases, as provided in Article IV.A of the Plan.

      1.87 "Unimpaired Claim" means a Claim that is not an Impaired Claim.

      1.88 "Voting Deadline" means the date and time, as fixed by an order of the Bankruptcy Court and set forth in the Disclosure Statement, by which all Ballots to accept or reject the Plan must be received by the Information Agent.

      1.89 "Warburg, Pincus" means Warburg, Pincus Equity Partners, L.P.; Warburg, Pincus Netherlands Equity Partners I, C.V.; Warburg, Pincus Netherlands Equity Partners II, C.V.; and Warburg, Pincus Netherlands Equity Partners III, C.V.

      1.90 "Warrants" means all incentive stock options, non-qualified stock options, and stock appreciation rights granted under PhyCor-sponsored stock option plans, and any other options, warrants, or rights, contractual or otherwise, if any, to acquire or receive an Interest, authorized as of the Petition Date.

      1.91 "Warrants Interest" means any Interest arising from or under the Warrants.

      1.92 "Zero Coupon Note Claim" means a Claim of a holder of Zero Coupon Notes, arising from or under the Zero Coupon Notes.

      1.93 "Zero Coupon Notes" means the Zero Coupon Convertible Subordinated Notes due September 3, 2014 and outstanding under the Zero Coupon Notes Securities Purchase Agreement, dated as of June 15, 1999, as amended August 23, 1999 and June 9, 2000.

C.    RULES OF INTERPRETATION

      For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document's being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

D.    COMPUTATION OF TIME

      In computing any period of time prescribed or allowed by the Plan, the provisions of Fed. R. Bankr. P. 9006(a) shall apply.

                                   ARTICLE II

                     CLASSIFICATION OF CLAIMS AND INTERESTS

A.    INTRODUCTION

      All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified.

      A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Consummation Date.

B.    UNCLASSIFIED CLAIMS (NOT ENTITLED TO VOTE ON THE PLAN)

      1.    Administrative Claims

      2.    Priority Tax Claims

C. UNIMPAIRED CLASSES OF CLAIMS (DEEMED TO HAVE ACCEPTED THE PLAN AND, THEREFORE, NOT ENTITLED TO VOTE)

      1.    Class 1: Other Priority Claims

      Class 1 consists of all Other Priority Claims.

      2.    Class 2a: AmSouth Secured Claim

      Class 2a consists of the AmSouth Secured Claim.

      3.    Class 2b: Other Secured Claims

      Class 2b consists of all Secured Claims other than the AmSouth Secured Claim.

D. IMPAIRED CLASSES OF CLAIMS OR INTERESTS (CLASSES 3 AND 4 ARE ENTITLED TO VOTE ON THE PLAN; CLASSES 5, 6, 7 AND 8 ARE DEEMED TO HAVE REJECTED THE PLAN AND, THEREFORE, ARE NOT ENTITLED TO VOTE)

      1.    Class 3: Convenience Claims

      Class 3 consists of all Convenience Claims.

      2.    Class 4: General Unsecured Claims

      Class 4 consists of all General Unsecured Claims.

      3.    Class 5: Preferred Stock Interests

      Class 5 consists of all Preferred Stock Interests.

      4.    Class 6: Common Stock Interests

      Class 6 consists of all Common Stock Interests.

      5.    Class 7: Shareholder Litigation Claims

      Class 7 consists of all Shareholder Litigation Claims.

      6.    Class 8: Warrants Interests

      Class 8 consists of all Warrants Interests.

                                   ARTICLE III

                        TREATMENT OF CLAIMS AND INTERESTS

A.    UNCLASSIFIED CLAIMS

      1.    Administrative Claims

      Except as otherwise provided for herein, and subject to the requirements of Article XV.A hereof, on, or as soon as reasonably practicable after, the later of (a) the Distribution Date or (b) the date which is 30 days after the date such Administrative Claim becomes an Allowed Administrative Claim, each holder of an Allowed Administrative Claim shall, in full satisfaction, settlement, and release of and in exchange for such Allowed Administrative Claim, receive (i) Cash equal to the unpaid portion of such Allowed Administrative Claim, or (ii) such other treatment as to which the Debtors or Reorganized PhyCor and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

      2.    Priority Tax Claims

      On, or as soon as reasonably practicable after, the later of (a) the Distribution Date or (b) the date which is 30 days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim in the sole discretion of the Debtors or Reorganized PhyCor, either (i) each Allowed Priority Tax Claim shall remain unaltered with respect to all the legal, equitable, and contractual rights to which such Allowed Priority Tax Claim entitles the holder thereof,
(ii) each holder of an Allowed Priority Tax Claim shall, in full satisfaction, settlement, and release of and in exchange for such Allowed Priority Tax Claim, receive (A) Cash equal to the amount of such Allowed Priority Tax Claim, (B) Cash payments over a period not exceeding six years from the date of assessment of such Allowed Priority Tax Claim as provided in section 1129(a)(9)(C) of the Bankruptcy Code, plus interest on the unpaid portion thereof at the Case Interest Rate, or (iii) such other treatment as to which the Debtors or Reorganized PhyCor and such holder shall have agreed upon in writing; provided, however, that any Claim or demand for payment of a penalty (other than a penalty of the type specified in section 507(a)(8)(G) of the Bankruptcy Code) shall be disallowed pursuant to this Plan, and the holder of an Allowed Priority Tax Claim shall not assess or attempt to collect such penalty from the Debtors, their Estates, Reorganized PhyCor, or their property.

B.    UNIMPAIRED CLASSES OF CLAIMS

      1.    Class 1: Other Priority Claims

      On, or as soon as reasonably practicable after, the later of (a) the Distribution Date or (b) the date which is 30 days after the date such Other Priority Claim becomes an Allowed Other Priority Claim, the holder of an Allowed Other Priority Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim, in the sole discretion of PhyCor, receive (i) Cash in an amount equal to such Allowed Class 1 Other Priority Claim, or (ii) such other treatment as the Debtors or Reorganized PhyCor and such holder shall have agreed upon in writing.

      2.    Class 2a: AmSouth Secured Claim

      On as reasonably practicable after, the later of (a) the Distribution Date or (b) the date which is 30 days after such AmSouth Secured Claim becomes an Allowed AmSouth Secured Claim, the holder of the Allowed AmSouth Secured Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 2a AmSouth Secured Claim, in the sole discretion of PhyCor, (i) receive Cash in an amount equal to such Allowed Class 2a AmSouth Secured Claim, (ii) upon abandonment by Reorganized PhyCor, receive the collateral securing such holder's Allowed Class 2a AmSouth Secured Claim, plus any interest, in Cash, required to be paid under section 506(b) of the Bankruptcy Code, (iii) have its Allowed Class 2a AmSouth Secured Claim Reinstated, or (iv) receive such other treatment as the Debtors or Reorganized PhyCor and such holder shall have agreed upon in writing.

      3.    Class 2b: Other Secured Claims

      On, or as reasonably practicable after the later of (a) the Distribution Date or (b) the date which is 30 days after the date such Other Secured Claim becomes an Allowed Other Secured Claim, the holder of an Allowed Other Secured Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 2b Other Secured Claim, in the sole discretion of PhyCor, (i) receive Cash in an amount equal to such Allowed Class 2b Other Secured Claim, (ii) upon abandonment by Reorganized PhyCor, receive the collateral securing such holder's Allowed Class 2b Other Secured Claim, plus any interest, in Cash, required to be paid under section 506(b) of the Bankruptcy Code, (iii) have its Allowed Class 2b Other Secured Claim Reinstated, or (iv) receive such other treatment as the Debtors or Reorganized PhyCor and such holder shall have agreed upon in writing.

C.    IMPAIRED CLASSES OF CLAIMS

      1.    Class 3: Convenience Claims

                  a.    Distributions

      On, or as soon as reasonably practicable after, the later of (a) the Distribution Date or (b) the date which is 30 days after the date such Convenience Claim becomes an Allowed Convenience Claim, the holder of an Allowed Convenience Claim shall, in full satisfaction, settlement, and release of and in exchange for such Allowed Convenience Claim, receive Cash equal to 11.9% of the amount of such Allowed Convenience Claim.

                  b.    Election To Be Treated As Convenience Claim

      By checking the appropriate box on a timely cast Ballot, the holder of an Allowed Class 4 General Unsecured Claim in an amount greater than $50,000 may elect to reduce the amount of such holder's Allowed Class 4 General Unsecured Claim to $50,000 and to receive treatment as an Allowed Class 3 Convenience Claim in the amount of $50,000, as described in Article III.C.1.a above. Such an election shall constitute a waiver of the right to collect, and a release of, the amount of the Allowed Class 4 Unsecured Claim in excess of $50,000, and the holder of such Allowed Class 3 Convenience Claim shall be deemed to have released the Debtors, their Estates, Reorganized PhyCor, and their respective property from any and all liability for such excess amount. The holder of an Allowed Class 4 General Unsecured Claim that timely elects to reduce the amount of its Allowed Claim shall be deemed to be the holder of an Allowed Class 3 Convenience Claim for classification, voting, and all other purposes under this Plan.

      2.    Class 4: General Unsecured Claims

      On, or as soon as reasonably practicable after, the later of (a) the Distribution Date or (b) the date which is 30 days after the date such General Unsecured Claim becomes an Allowed General Unsecured Claim, the holder of an Allowed Class 4 General Unsecured Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 4 General Unsecured Claim, receive its pro rata share of 5.7 million shares of the New Common Stock, such number being equivalent to 95% of the outstanding shares of New Common Stock.

      On the Consummation Date, the (i) 4.5% Convertible Subordinated Debenture Claims shall be deemed Allowed Class 4 General Unsecured Claims in the aggregate amount of $196.5 million, plus accrued interest at the non-default rate through the Petition Date and fees and expenses owing in respect thereof and (ii) the Zero Coupon Note Claims shall be deemed Allowed Class 4 General Unsecured Claims in the aggregate accreted amount of $ 116.8 million as of January 15, 2002, plus accrued interest and fees and expenses owing in respect thereof through the Petition Date.

      3.    Class 5: Preferred Stock Interests

      Each holder of a Class 5 Preferred Stock Interest shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Interests, which shall be cancelled on the Consummation Date.

      4.    Class 6: Common Stock Interests

      Each holder of a Class 6 Common Stock Interest shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Interests, which shall be cancelled on the Consummation Date.

      5.    Class 7: Shareholder Litigation Claims

      Each holder of a Class 7 Shareholder Litigation Claim shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Claim, which shall be discharged on the Consummation Date.

      6.    Class 8: Warrants Interests

      Each holder of a Class 8 Warrants Interest shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Interests, which shall be cancelled on the Consummation Date.

                                   ARTICLE IV

                      MEANS FOR IMPLEMENTATION OF THE PLAN

A.    SUBSTANTIVE CONSOLIDATION

      1.    Consolidation Of The Chapter 11 Cases

      The Plan contemplates and is predicated upon entry of an order substantively consolidating the Debtors' Estates and Chapter 11 Cases for the purposes of all actions associated with Confirmation and consummation of the Plan. As a result of such consolidation, (i) all Intercompany Claims by, between, and among the Debtors shall be eliminated, (ii) all assets and liabilities of the Debtor Subsidiaries shall be merged or treated as if they were merged with the assets and liabilities of PhyCor, (iii) any obligation of a Debtor and all guarantees thereof by one or more of the other Debtors shall be deemed to be one obligation of PhyCor, (iv) the Debtor Subsidiary Interests shall be cancelled, and (v) each Claim filed or to be filed against any Debtor shall be deemed filed only against PhyCor and shall be deemed a single Claim against and a single obligation of PhyCor. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guaranties of collection, payment, or performance made by the Debtors as to the obligations of another Debtor shall be released and of no further force and effect. On the Consummation Date, all of the Debtor Subsidiaries other than The Member Corporation, Inc. and SynerPhy of Rome, Inc. (f/k/a PhyCor of Rome, Inc.) shall be merged with and consolidated into PhyCor pursuant to the terms of a plan and agreement of merger attached hereto as Exhibit E.

      2.    Substantive Consolidation Order

      Unless the Bankruptcy Court has approved the substantive consolidation of the Chapter 11 Cases by a prior order, this Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors' Chapter 11 Cases. If no objection to substantive consolidation is timely filed and served by any holder of an Impaired Claim affected by the Plan as provided herein on or before the Voting Deadline or such other date as may be established by the Bankruptcy Court, the Substantive Consolidation Order may be entered by the Bankruptcy Court. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and any objections thereto shall be scheduled by the Bankruptcy Court, which hearing may be prior to, or may but is not required to coincide with, the Confirmation Hearing.

B.    CONTINUED CORPORATE EXISTENCE

      PhyCor shall continue to exist as Reorganized PhyCor after the Consummation Date in accordance with the laws of the State of Tennessee and pursuant to the amended and restated charter and by-laws in effect prior to the Consummation Date, except to the extent such amended and restated charter and by-laws are amended under this Plan.

C.    AMENDED AND RESTATED CHARTER AND BY-LAWS

      The amended and restated charter and by-laws of PhyCor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. The amended and restated charter of Reorganized PhyCor shall be amended, among other things: (i) to authorize 25 million shares of New Common Stock, $0.01 par value per share, and (ii) pursuant to section 1123(a)(6) of the Bankruptcy Code, to prohibit the issuance of non-voting equity securities. The Amended and Restated Charter and By-laws shall be included in the Plan Supplement.

D.    CORPORATE ACTION

      1.    Cancellation Of Existing Securities And Agreements

      On the Consummation Date, except as otherwise provided for herein, (i) the Existing Securities, to the extent not already cancelled, shall be cancelled and
(ii) the obligations of PhyCor under the Existing Securities and under PhyCor's amended and restated charter or any agreements, indentures, or certificates of designations governing the Existing Securities shall be discharged; provided, however, that each indenture or other agreement that governs the rights of the holder of a Claim based on the Existing Securities and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of (a) allowing such indenture trustee, agent, or servicer to make the distributions to be made on account of such Claims under the Plan as provided in Article III hereof and (b) permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, and expenses under such indenture or other agreement.

      Any actions taken by an indenture trustee, agent, or servicer that are not for the purposes authorized in this Article IV.D.1 shall not be binding upon the Debtors. Notwithstanding the foregoing, the Debtor may terminate any indenture or other governing agreement and the authority of any indenture trustee, agent, or servicer to act thereunder at any time, with or without cause, by giving five days' written notice of termination to the indenture trustee, agent, or servicer. If distributions under the Plan have not been completed at the time of termination of the indenture or other governing agreement, the Debtors shall designate a Disbursing Agent to act in place of the indenture trustee, agent, or servicer, and the provisions of this Article IV.D.1 shall be deemed to apply to the new distribution agent.

E.    RESTRUCTURING TRANSACTIONS

      1.    New Securities

                  a.    Authorization

      As of the Consummation Date, the authorization by Reorganized PhyCor of
(i) 25 million shares of New Common Stock and (ii) Management Incentive Options in accordance with the Management Incentive Plan, is hereby authorized without further act or action under applicable law, regulation, order, or rule.

                  b.    Issuance

      The New Securities authorized pursuant to this Article IV.E.1 shall be issued by Reorganized PhyCor pursuant to the Plan without further act or action under applicable law, regulation, order, or rule, as follows: (i) 5.7 million shares of New Common Stock, representing 95% of the initial issued shares of New Common Stock, subject to dilution by the Management Incentive Options, shall be issued to the holders of Class 4 General Unsecured Claims and (ii) the Management Incentive Options shall be issued to the Management Incentive Plan Participants in accordance with the Management Incentive Plan.

F.    DIRECTORS AND OFFICERS

      On the Consummation Date, the term of the current board of directors of the PhyCor shall expire. The initial board of directors of the Reorganized PhyCor after the Consummation Date shall consist of five members, which shall include the Chief Executive Officer of the Reorganized PhyCor, Tarpley B. Jones, who shall be the Chairman of the Board; one person who shall be designated by Warburg, Pincus Equity Partners, L.P. or its affiliates ("Warburg, Pincus"); and three people who shall be designated by the Noteholders' Committee. In the event that Warburg, Pincus fails to designate a board member, the Noteholders' Committee shall succeed to Warburg, Pincus' right to so designate a board member. The Debtors and the Noteholders' Committee intend to announce prior to the Confirmation Date the identities of all individuals proposed to serve as directors or officers of Reorganized PhyCor by inclusion of a list of proposed directors and/or officers in the Plan Supplement. The board of directors of Reorganized PhyCor shall have the responsibility for the management, control, and operation of Reorganized PhyCor on and after the Consummation Date.

G.    EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

      The chairman of the board of directors, president, chief financial officer, or any other appropriate officer of Reorganized PhyCor shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of Reorganized PhyCor shall be authorized to certify or attest to any of the foregoing actions.

H.    VESTING OF ASSETS

      The property of the Debtors' Estates that is not specifically disposed of pursuant to the Plan shall vest in PhyCor on the Confirmation Date. Thereafter, PhyCor may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Confirmation Date, all property of PhyCor and the Debtor Subsidiaries shall be free and clear of all Claims and interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, PhyCor may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses that it incurs after the Confirmation Date.

I.    PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS

      1.    Preservation Of Rights Of Action

      Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. Reorganized PhyCor, as the successor in interest to the Debtors, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. The failure of the Debtors to list a claim, right of action, suit, or proceeding on Exhibit D shall not constitute a waiver or release by the Debtors or their Estates of such claim, right of action, suit, or proceeding.

      2.    Settlement Of Litigation Claims

      At any time after the Confirmation Date and before the Consummation Date, notwithstanding anything in this Plan to the contrary, the Debtors, in consultation with the Creditors' Committee, may settle some or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Fed. R. Bankr. P. 9019.

J.    CREDITORS' COMMITTEE

      The Creditors' Committee shall continue in existence until the date which is 30 days after the Consummation Date, to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code, and shall perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Consummation Date. On the date which is 30 days after the Consummation Date, the Creditors' Committee shall be dissolved and its members shall be deemed released of all their duties, responsibilities, and obligations in connection with the Chapter 11 Cases or the Plan and its implementation, and the retention or employment of the Creditors' Committee's attorneys, accountants, and other agents shall terminate. All expenses of Creditors' Committee members and the fees and expenses of their professionals through the Confirmation Date shall be paid in accordance with the terms and conditions of the Professional Fee Order.

K.    SOURCES OF CASH FOR PLAN DISTRIBUTIONS

      Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized PhyCor to make payments pursuant to the Plan shall be obtained from the Debtors' cash balances and the liquidation of the Debtors' remaining non-Cash assets, if any. Cash payments to be made pursuant to the Plan shall be made by Reorganized PhyCor (or any successor thereto) or, if the Disbursing Agent is an entity other than Reorganized PhyCor, the Disbursing Agent.

L.    RELEASE OF LIENS

      Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, or other agreement created in connection with, or authorized by, the Plan, on the Consummation Date, all mortgages, deeds of trust, liens or other security interests against the property of the Estates shall be released.

M.    EXEMPTION FROM CERTAIN TRANSFER TAXES

      Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from the Debtors to Reorganized PhyCor or any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

                                    ARTICLE V

                       ACCEPTANCE OR REJECTION OF THE PLAN

A.    CLASSES ENTITLED TO VOTE

      Each Impaired Class of Claims that will (or may) receive or retain property or any interest in property under the Plan shall be entitled to vote to accept or reject the Plan. Ballots shall be cast and tabulated on a consolidated basis, in accordance with the expected substantive consolidation of the Debtors' Estates and Chapter 11 Cases. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. Because holders of Class 5 Preferred Stock Interests, Class 6 Common Stock Interests, Class 7 Shareholder Litigation Claims, and Class 8 Warrants Interests are not entitled to receive or retain any property under the Plan, Classes 5, 6, 7, and 8 are presumed to have rejected the Plan and, therefore, are not entitled to vote on the Plan.

B.    ACCEPTANCE BY IMPAIRED CLASSES

      An Impaired Class of Claims shall have accepted the Plan if (i) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

C.    CRAMDOWN

      To the extent necessary, the Debtors request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

                                   ARTICLE VI

                             SECURITIES TO BE ISSUED
                           IN CONNECTION WITH THE PLAN

A.    DESCRIPTION OF SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

      On or before the Distribution Date, Reorganized PhyCor shall issue for distribution, in accordance with the provisions of Article IV.E hereof, the New Common Stock and Management Incentive Options required for distribution or sale pursuant to the provisions of the Plan. All securities to be issued will be deemed issued as of the Distribution Date regardless of the date on which they are actually distributed. A description of the terms of the New Common Stock is attached hereto as Exhibit A. The Management Incentive Plan is attached hereto as Exhibit B.

                                   ARTICLE VII

                       PROVISIONS GOVERNING DISTRIBUTIONS

A.    DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE CONSUMMATION DATE

      Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Consummation Date shall be made on the Distribution Date. The New Securities to be issued under this Plan shall be deemed issued as of the Distribution Date regardless of the date on which they are actually distributed. Distributions on account of Claims that first become Allowed Claims after the Consummation Date shall be made pursuant to Articles III, VII, and IX of this Plan.

B.    INTEREST ON CLAIMS

      Unless otherwise specifically provided for in the Plan or Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

C.    DISTRIBUTIONS BY DISBURSING AGENT

      The Disbursing Agent shall make all distributions required under this Plan (subject to the provisions of Articles III, VII, and IX hereof), except with respect to a holder of a Claim whose distribution is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, which distributions shall be deposited with the appropriate indenture trustee, agent, or servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of this Plan and the terms of the relevant indenture or other governing agreement.

      If the Disbursing Agent is an independent third party designated by Reorganized PhyCor to serve in such capacity (or, in the case of an indenture or other agreement which governs distributions and is administered by an indenture trustee, agent, or servicer), such Disbursing Agent, indenture trustee, agent, or servicer shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from Reorganized PhyCor on terms acceptable to Reorganized PhyCor. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by Reorganized PhyCor.

D.    DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

      1.    Delivery Of Distributions In General

      Distributions to holders of Allowed Claims shall be made by the Disbursing Agent or the appropriate indenture trustee, agent, or servicer, as the case may be, (a) at the addresses set forth on the proofs of Claim filed by such holders (or at the last known addresses of such holders if no proof of Claim is filed or if the Debtor has been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim, (c) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address, (d) in the case of the holder of a Claim which is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, at the addresses contained in the official records of such indenture trustee, agent, or servicer, or (e) at the addresses set forth in a properly completed letter of transmittal accompanying securities properly remitted to the Debtor.

      2.    Undeliverable And Unclaimed Distributions

                  a.    Holding Of Undeliverable And Unclaimed Distributions

      If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent or the appropriate indenture trustee, agent, or servicer is notified of such holder's then-current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the indenture trustee, agent, or servicer shall be returned to Reorganized PhyCor until such distributions are claimed.

                  b.    Failure To Claim Undeliverable Distributions

      Any holder of an Allowed Claim which does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within two years after the Consummation Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors and the Estates, Reorganized PhyCor, or their property. In such cases, (i) all Cash in respect of such undeliverable distribution, including interest accrued thereon, shall become the property of Reorganized PhyCor free of any restrictions thereon, and (ii) all New Common Stock in respect of such undeliverable distribution shall be cancelled notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require any Disbursing Agent, including, but not limited to, Reorganized PhyCor, to attempt to locate any holder of an Allowed Claim.

E.    RECORD DATE FOR DISTRIBUTIONS

      The record date for distributions to holders of Allowed General Unsecured Claims shall be the Distribution Record Date. At the close of business on the Distribution Record Date, the transfer ledgers for the 4.5% Convertible Subordinated Debentures and Zero Coupon Notes shall be closed, and there shall be no further changes in the record holders of such securities. Reorganized PhyCor, the Indenture Trustee, and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such securities occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

F.    MEANS OF CASH PAYMENT

      Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of Reorganized PhyCor, by (i) checks drawn on or (ii) wire transfer from, a domestic bank selected by Reorganized PhyCor.

G.    WITHHOLDING AND REPORTING REQUIREMENTS

      In connection with the Plan and all distributions thereunder, the Disbursing Agent shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions as may be necessary or appropriate to comply with such withholding and reporting requirements.

H.    SETOFF

      Reorganized PhyCor may, but shall not be required to, set off against any Claim, other than any Claim deemed Allowed under the Plan, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized PhyCor may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by Reorganized PhyCor of any such claim that the Debtors or Reorganized PhyCor may have against such holder.

      The holder of a Disputed Claim who asserts a right of setoff shall retain such right, subject to any defenses of the Debtor or Reorganized Debtor, until the earlier of the time when (i) such Disputed Claim becomes Allowed, in whole or in part, or (ii) such claim is expunged by entry of an order of the Bankruptcy Court.

I.    SURRENDER OF CANCELLED DEBT INSTRUMENTS OR SECURITIES

      On or before the Distribution Date, or as soon thereafter as practicable, each holder of an instrument evidencing a Claim on account of an Existing Security (a "Certificate") shall surrender such Certificate to the Disbursing Agent or, with respect to indebtedness that is governed by an indenture or other agreement, the respective indenture trustee, agent, or servicer, as the case may be, and such Certificate shall be cancelled. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective indenture trustee, agent, or servicer, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective indenture trustee, agent, or servicer, as the case may be. Any such holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective indenture trustee, agent, or servicer, as the case may be, prior to the second anniversary of the Confirmation Date, shall be deemed to have forfeited all rights and Claims or Interests in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to Reorganized PhyCor notwithstanding any federal or state escheat laws to the contrary.

J.    FRACTIONAL DOLLARS; DE MINIMIS DISTRIBUTIONS

      Notwithstanding any other provision of the Plan, Reorganized PhyCor shall not be required to make distributions or payments of fractions of dollars, and whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. The Disbursing Agent, or any indenture trustee, agent, or servicer, as the case may be, shall not make any payment of less than $25.00 with respect to any Claim unless a request therefor is made in writing to such Disbursing Agent, indenture trustee, agent, or servicer, as the case may be.

K.    SERVICES OF INDENTURE TRUSTEE, AGENTS, AND SERVICERS

      The services, with respect to consummation of the Plan, of the Indenture Trustee, agents, and servicers under indentures and other agreements that govern the rights of holders of Claims, shall be as set forth in the Plan.

L.    INSTRUCTIONS TO DISBURSING AGENT

      Prior to any distribution on account of a 4.5% Convertible Subordinated Debenture Claim or Zero Coupon Note Claim, as the case may be, the Indenture Trustee, or any agent or servicer of the 4.5% Convertible Subordinated Debentures or the Zero Coupon Notes, as the case may be, shall (i) inform the Disbursing Agent as to the amount of the properly surrendered 4.5% Convertible Subordinated Debentures or Zero Coupon Notes, as the case may be, and (ii) inform the Disbursing Agent in a properly completed letter of transmittal accompanying properly remitted securities of the names of (a) the holders of Allowed 4.5% Convertible Subordinated Debenture Claims and (b) the holders of Allowed Zero Coupon Note Claims.

M.    CALCULATION OF DISTRIBUTION AMOUNTS OF NEW SECURITIES

      No fractional shares of New Common Stock shall be issued or distributed under the Plan or by Reorganized PhyCor or any Disbursing Agent, indenture trustee, agent, or servicer. Each Person entitled to receive New Common Stock shall receive the total number of whole shares of New Common Stock to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock, the Disbursing Agent shall allocate separately one whole share or option, as the case may be, to such Person and other Persons similarly entitled, in order of the fractional portion of their entitlements, starting with the largest such fractional portion, until all remaining whole shares or warrants have been allocated. Upon the allocation of a whole share to a Person in respect of the fractional portion of its entitlement, such fractional portion shall be cancelled. If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole shares or options which remain to be allocated, the Disbursing Agent shall allocate the remaining whole shares or options to such holders by random lot or such other impartial method as the Disbursing Agent deems fair. Upon the allocation of all of the whole shares or options authorized under the Plan, all remaining fractional portions of the entitlements shall be cancelled and shall be of no further force and effect. The Disbursing Agent, or any indenture trustee, agent, or servicer shall not make any distribution of fewer than five shares of New Common Stock with respect to any Claim unless a request therefor is made in writing to such Disbursing Agent, indenture trustee, agent, or servicer, as the case may be.

                                  ARTICLE VIII

                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

A.    REJECTED CONTRACTS AND LEASES

      Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, each of the executory contracts and unexpired leases to which any Debtor is a party, to the extent such contracts or leases are executory contracts or unexpired leases, shall be deemed to have been rejected by the applicable Debtor on the Confirmation Date, unless such contract or lease (i) previously (a) shall have been assumed or rejected by the Debtors or (b) shall have expired or terminated pursuant to its own terms or (ii) is listed on the schedule of assumed contracts and leases attached hereto as Exhibit C; provided, however, that neither the inclusion by the Debtors of a contract or lease on Exhibit C nor anything contained in this Article VIII.A shall constitute an admission by any Debtor that such contract or lease is an executory contract or unexpired lease or that any Debtor or its successors and assigns has any liability thereunder. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described in this Article VIII.A, pursuant to section 365 of the Bankruptcy Code, as of the Confirmation Date.

B.    BAR TO REJECTION DAMAGES

      If the rejection of an executory contract or unexpired lease pursuant to
Article VIII.A above or otherwise gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the applicable Debtor or its Estate, Reorganized PhyCor, or their respective successors or properties unless a proof of Claim is filed with the Clerk of the Bankruptcy Court and served on Reorganized PhyCor and counsel for Reorganized PhyCor within 30 days after service of the earlier of (i) notice of entry of the Confirmation Order or (ii) other notice that the executory contract or unexpired lease has been rejected.

C.    ASSUMED CONTRACTS AND LEASES

      Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, the Debtors shall assume each of the executory contracts and unexpired leases listed on Exhibit C hereto. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions described in this
Article VIII.C, pursuant to section 365 of the Bankruptcy Code, as of the Confirmation Date.

D.    PAYMENTS RELATED TO ASSUMPTION OF CONTRACTS AND LEASES

      Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by cure payments to be made on the Distribution Date. In the event of a dispute regarding (i) the nature or amount of any cure payments, (ii) the ability of the Debtors or any assignee of the Debtors to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption or assignment, the Debtors or Reorganized PhyCor shall make such cure payments following the entry of a Final Order resolving the dispute and approving the assumption and assignment, as the case may be.

E.    CERTAIN EMPLOYMENT CONTRACTS

      PhyCor shall assume the separation agreement of Thompson S. Dent and the employment contract of Tarpley B. Jones. Confirmation shall not constitute a "change of control" under the employment contract of Tarpely B. Jones.

      PhyCor shall also assume all other employment contracts with its employees existing on the Petition Date as well as certain separation agreements.

F.    COMPENSATION AND BENEFIT PLANS AND TREATMENT OF RETIREMENT PLAN

      Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, and except as set forth below, all employee compensation and Benefit Plans of the Debtor, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are assumed under Article VIII.A hereof, but only to the extent that rights under such programs are held by the Debtors or Persons who are employees of the Debtors as of the Confirmation Date, and the Debtors' obligations under such programs to Persons who are employees of the Debtors on the Confirmation Date shall survive confirmation of this Plan, except for (i) executory contracts or Benefit Plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or Benefit Plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any Benefit Plans or contracts.

                                   ARTICLE IX

                       PROCEDURES FOR RESOLVING DISPUTED,
                       CONTINGENT, AND UNLIQUIDATED CLAIMS

A.    OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS

      As soon as practicable, but in no event later than 120 days after the Consummation Date (unless extended by an order of the Bankruptcy Court), the Debtors or Reorganized PhyCor, as the case may be, shall file objections to Claims, including any Administrative Claim, Priority Tax Claim, Other Priority Claim, Secured Claim, and General Unsecured Claim, with the Bankruptcy Court and serve such objections upon the holders of each of the Claims to which objections are made. Nothing contained herein, however, shall limit Reorganized PhyCor's right to object to Claims, if any, filed or amended more than 120 days after the Consummation Date. Reorganized PhyCor shall be authorized to, and shall, resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or other court of appropriate jurisdiction the validity, nature, and/or amount thereof.

      The foregoing shall apply to any and all Claims, other than a Claim or any portion thereof deemed Allowed under the Plan, that are listed in the Schedules as disputed, contingent, and/or unliquidated only if the holder of any such Claim filed a proof of Claim on account of such Claim. The Debtors reserve their right to seek an order expunging and disallowing any Claim that is listed in the Schedules as disputed, contingent, and/or unliquidated, and for which no proof of Claim was timely filed.

      Except as otherwise provided in the Plan, nothing shall affect the Debtors' or Reorganized PhyCor's rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoff or recoupments against Claims.

B.    NO DISTRIBUTIONS PENDING ALLOWANCE

      Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

C.    DISPUTED CLAIMS RESERVE

      1. The Disbursing Agent shall withhold the Disputed Claims Reserve from the Cash, New Common Stock, or other property to be distributed under the Plan. As to any Disputed Claim, upon a request for estimation by the Debtors, the Bankruptcy Court shall determine what amount is sufficient to withhold as the Disputed Claims Reserve. The Debtors may request estimation for every Disputed Claim that is unliquidated and the Disbursing Agent shall withhold the Disputed Claims Reserve based upon the estimated amount of such Claim as set forth in a Final Order. If the Debtors elect not to request such an estimation from the Bankruptcy Court with respect to a Disputed Claim that is liquidated, the Disbursing Agent shall withhold the Disputed Claims Reserve based upon the Face Amount of such Claim.

      2. Neither the Disbursing Agent nor any other party shall be entitled to vote any shares of New Common Stock held in the Disputed Claims Reserve. In the event that any matter requires approval by the shareholders of Reorganized PhyCor prior to the distribution or cancellation of all shares of New Common Stock from the Disputed Claims Reserve, the shares of New Common Stock held by the Disbursing Agent shall, for voting purposes only, be deemed not to have been issued.

      3. If practicable, the Disbursing Agent shall invest any Cash that is withheld as the Disputed Claims Reserve in a manner that shall yield a reasonable net return, taking into account the safety of the investment.

D.    DISTRIBUTIONS AFTER ALLOWANCE

      The Reorganized Debtor or the Disbursing Agent, as the case may be, shall make payments and distributions from the Disputed Claims Reserve to each holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of the Plan governing the class of Claims to which such holder belongs. On the date which is 30 days after the date that the order or judgment of the Bankruptcy Court allowing all or part of such Claim becomes a Final Order, the Disbursing Agent shall distribute to the holder of such Claim any Cash, New Common Stock, or other property in the Disputed Claims Reserve as would have been distributed on the Distribution Date had such Allowed Claim been allowed on the Distribution Date. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim, (i) any New Common Stock held in the Disputed Claims Reserve shall be distributed Pro Rata to holders of Allowed Claims entitled thereto under the terms of this Plan and (ii) any Cash or other property remaining in the Disputed Claims Reserve shall become property of Reorganized PhyCor. All distributions made under this
Article IX.D on account of an Allowed Claim shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property, as if such Allowed Claim had been an Allowed Claim on the Distribution Date. Notwithstanding the foregoing, the Disbursing Agent shall not be required to make distributions under this
Article IX.D more frequently than once every 180 days.

                                    ARTICLE X

                      CONDITIONS PRECEDENT TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

A.    CONDITIONS TO CONFIRMATION

      The following are conditions precedent to confirmation of the Plan:

      1. The Bankruptcy Court shall have entered an order approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

      2. The Substantive Consolidation Order shall be in form and substance reasonably acceptable to the Debtors, Warburg, Pincus, the Noteholders' Committee, and the Creditors' Committee, and shall have been entered by the Bankruptcy Court prior to or contemporaneously with the Confirmation Order.

B.    CONDITIONS TO CONSUMMATION DATE

      The following are conditions precedent to the occurrence of the Consummation Date, each of which may be satisfied or waived in accordance with
Article X.C of the Plan:

      1. The Confirmation Date shall have occurred and the Confirmation Order, in form and substance reasonably acceptable to the Debtors, Warburg, Pincus, the Noteholders' Committee, and the Creditors' Committee, confirming the Plan, as the same may have been modified, shall have been entered and shall, among other things, provide that:

                  a. the Debtors and Reorganized PhyCor shall be authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the instruments, releases, and other agreements or documents created in connection with the Plan;

                  b. the provisions of the Confirmation Order shall be nonseverable and mutually dependent;

                  c. all executory contracts or unexpired leases assumed or assumed and assigned by the Debtors during the Chapter 11 Cases or under the Plan shall remain in full force and effect for the benefit of Reorganized PhyCor or its assignee(s) thereof, notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy
Code) that prohibits such assignment or transfer or that enables, permits, or requires termination of such contract or lease;

                  d. the transfers of property by the Debtors (i) to Reorganized PhyCor (a) are or will be legal, valid, and effective transfers of property, (b) vest or will vest Reorganized PhyCor with good title to such property free and clear of all liens, charges, Claims, encumbrances, or interests, except as expressly provided in the Plan or Confirmation Order, (c) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (d) do not and will not subject Reorganized PhyCor to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor, transferee, or stamp or recording tax liability and (ii) to holders of Claims under the Plan are for good consideration and value;

                  e. except as expressly provided in the Plan, the Debtors shall be discharged effective upon the Confirmation Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtors' liability in respect thereof shall be extinguished completely, whether or not reduced to judgment, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or arising from any agreement of the Debtors that has either been assumed or rejected in the Chapter 11 Cases or pursuant to the Plan, or obligation of the Debtor incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or otherwise arising before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

                  f. the Plan does not provide for the liquidation of all or substantially all of the property of the Debtors and its Confirmation is not likely to be followed by the liquidation of the Reorganized PhyCor or the need for further financial reorganization;

                  g. all Existing Securities and Interests shall be cancelled effective upon the Consummation Date;

                  h. the New Common Stock issued under the Plan in exchange for Claims shall be exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that any holders of New Common Stock are "underwriters," as that term is defined in section 1145 of the Bankruptcy Code; and

                  i. the waivers, exculpations, releases, and injunctions described in Article XIII of the Plan are approved.

      2. Reorganized PhyCor shall have access to Cash, in the form of dividends, intercompany advances, or otherwise from its subsidiaries, in an amount acceptable to Reorganized PhyCor, to provide it with working capital to meet ordinary and peak requirements.

      3. All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained.

      4. The following documents and agreements, in form satisfactory to the Debtors, shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

                  a. Reorganized PhyCor's Amended and Restated Charter and By-laws; and

                  b. Management Incentive Plan.

      5. An order of the District Court authorizing the Class Action Settlement shall have been entered and shall have become a Final Order.

      6. All other actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.

      7. The Confirmation Order shall have become a Final Order.

C.    WAIVER OF CONDITIONS

      Each of the conditions set forth in Articles X.A and X.B above, other than those set forth in Article X.A.1, X.B.1., and X.B.2., may be waived in whole or in part by the Debtors or Reorganized PhyCor without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Consummation Date may be asserted by the Debtors or Reorganized PhyCor regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors or Reorganized PhyCor). The failure of the Debtors or Reorganized PhyCor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such other right shall be deemed an ongoing right that may be asserted at any time.

                                   ARTICLE XI

                          MODIFICATIONS AND AMENDMENTS

A.    AUTHORIZATION FOR DEBTORS TO MODIFY AND AMEND THE PLAN

      The Debtors may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Federal Rules of Bankruptcy Procedure or order of the Bankruptcy Court.

                                   ARTICLE XII

                            RETENTION OF JURISDICTION

A.    RETENTION OF EXCLUSIVE JURISDICTION BY THE BANKRUPTCY COURT

      Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Consummation Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

      1. Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims;

      2. Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code; provided, however, that, from and after the Confirmation Date the payment of the fees and expenses of the retained and ordinary course professionals of Reorganized PhyCor shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

      3. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the liquidation or allowance of any Claims arising therefrom;

      4. Effectuate performance of and payments under the provisions of the Plan;

      5. Hear and determine any and all pending adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

      6. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

      7. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

      8. Consider any modifications to the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

      9. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

      10. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated or distributions pursuant to the Plan are enjoined or stayed;

      11. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

      12. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;

      13. Recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

      14. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

      15. Hear and determine all disputes involving the existence, nature, or scope of the Debtors' discharge;

      16. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code; and

      17. Enter final decrees closing the Chapter 11 Cases.

                                  ARTICLE XIII

                             EFFECTS OF CONFIRMATION

A.    BINDING EFFECT

      The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Interests in the Debtors, and their respective successors and assigns, including, but not limited to, Reorganized PhyCor and all other parties in interest in these Chapter 11 Cases.

B.    DISCHARGE OF THE DEBTORS

      All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against and Interests in the Debtors of any nature whatsoever or against any of the Debtors' assets or properties. Except as otherwise expressly provided in the Plan, entry of the Confirmation Order shall act as a discharge of all Claims against, liens on, and Interests in each of the Debtors, their assets, and their properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim or proof of Interest therefor was filed, whether the Claim or Interest is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder, subject to the occurrence of the Distribution Date. Upon entry of the Confirmation Order, and subject to the occurrence of the Distribution Date, any holder of such discharged Claim or Interest shall be precluded from asserting against the Debtor or any of its assets or properties any other or further Claim or Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of entry of the Confirmation Order. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor, subject to the occurrence of the Distribution Date.

C.    INJUNCTION

      In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code shall act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims and Interests discharged hereby. Except as otherwise expressly provided in the Plan or the Confirmation Order, all entities who have held, hold, or may hold Claims against, or Interests in, the Debtors will be permanently enjoined, on and after the Consummation Date, subject to the occurrence of the Distribution Date, from
(i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest. The foregoing injunction will extend to successors of the Debtors (including, without limitation, Reorganized PhyCor) and their respective properties and interests in property.

D.    DEBTOR RELEASES

      Effective as of the Confirmation Date, but subject to the occurrence of the Distribution Date, the Debtors shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all causes of action which any of them has, may have, or may claim to have against (i) any current or former director, officer, or employee of the Debtors, (ii) any member of the Noteholders' Committee, (iii) any member of the Creditors' Committee, and (iv) Warburg, Pincus and/or its general and/or limited partners, in any way relating to the Debtors, the Chapter 11 Cases, or the Plan; provided, however, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of (x) the rights of the Debtors or Reorganized PhyCor to enforce the Plan and the contracts, instruments, releases, and other agreements or documents delivered thereunder, (y) any express contractual obligation owing by any such director, officer, or employee of the Debtors, or (z) the willful misconduct, gross negligence, or breach of fiduciary duty of such director, officer, or employee in connection with, related to, or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan.

E.    OTHER RELEASES

      Effective as of the Confirmation Date, but subject to the occurrence of the Distribution Date, and except as otherwise provided herein or in the Confirmation Order, each of the Debtors', Reorganized PhyCor's, Noteholders' Committee's, Creditors' Committee's, Indenture Trustee's, and Warburg, Pincus' respective current and former members, officers, directors, agents, subsidiaries, affiliates, general and limited partners, financial advisors, independent accountants, attorneys, employees, and representatives and their respective property shall be released from any and all claims, obligations, rights, causes of action, and liabilities which the Debtors,

Reorganized PhyCor, or any holder of a Claim against or Interest in the Debtors may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Confirmation Date in any way relating to the Chapter 11 Cases or the Plan; provided, however, that nothing in this Section E shall release any Person from any claims, obligations, rights, causes of action, or liabilities based upon any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan arising out of such Person's gross negligence or willful misconduct.

                                   ARTICLE XIV

                           COMPROMISES AND SETTLEMENTS

A.    AUTHORIZATION FOR DEBTORS TO COMPROMISE AND SETTLE CLAIMS

      Pursuant to Fed. R. Bankr. P. 9019(a), the Debtors may compromise and settle various Claims (a) against them and (b) that they have against other Persons. The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and Claims that they may have against other Persons up to and including the Consummation Date. After the Consummation Date, such right shall pass to Reorganized PhyCor, pursuant to Articles IV.I. and IV.J. of the Plan.

B.    CLASS ACTION SETTLEMENT

      PhyCor, Joseph C. Hutts, Derril W. Reeves, Richard D. Wright, John K. Crawford, and Thompson S. Dent (the "Settling Defendants") and the plaintiffs in the various actions comprising the Shareholder Litigation Claims (the "Litigation") other than Parul Patel (collectively, the "Class Plaintiffs") have agreed in principle to settle their respective claims as they pertain to the Settling Defendants as follows: (i) the Settling Defendants (through their insurer) shall deposit the sum of $3.4 million into an interest bearing escrow account for distribution in accordance with the order of the District Court and
(ii) the Class Plaintiffs shall dismiss with prejudice all claims pending in the Litigation against the Settling Defendants. The settlement is subject to approval of all of its material terms by the District Court and the expiration of the time for appeal from such approval.

                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS

A.    BAR DATES FOR CERTAIN CLAIMS

      1.    Administrative Claims

      The Confirmation Order shall establish an Administrative Claims Bar Date for filing Administrative Claims (except for Professional Fee Claims and the expenses of the members of the Creditors' Committee), which date shall be 30 days after the Confirmation Date. Holders of asserted Administrative Claims, except for Professional Fee Claims, United States Trustee fees, or the expenses of the members of the Creditors' Committee, not paid prior to the Confirmation Date must submit proofs of Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Fed. R. Bankr. P. 3020(c) and 2002(f) shall set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors, or Reorganized PhyCor, as the case may be, shall have 30 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

      2.    Professional Fee Claims; Substantial Contribution Claims

      All requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors or the Creditors' Committee, prior to the Confirmation Date (including requests under section 503(b)(4) of the Bankruptcy Code by any Professional or other entity for making a substantial contribution in the Chapter 11 Cases) shall be filed and served upon Reorganized PhyCor and counsel for Reorganized PhyCor with an application for final allowance of compensation and reimbursement of expenses no later than 30 days after the Confirmation Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served upon Reorganized PhyCor, counsel for Reorganized PhyCor, and the requesting Professional or other entity no later than 15 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

      3.    Other Claims

      By order dated February 7, 2002 the Bankruptcy Court entered an order (the "Bar Date Order") setting March 5, 2002 (the "Bar Date") as the last date for the filing of proofs of Claim against the Debtors on account of any Claim, other than Claims deemed Allowed under the Plan, against the Debtors, which arose prior to the Petition Date. Pursuant to the Bar Date Order and Fed. R. Bankr. P. 3003(c)(2), any entity or person who is required to file a timely proof of Claim in the form and manner specified by the Bar Date Order and who fails to do so on or before the Bar Date (or, in the case of a Claim based upon the Debtors' rejection of an unexpired lease or executory contract, before the Rejection Damages Bar Date, as defined in the Bar Date Order), shall not be entitled to vote on the Plan and shall not receive or retain, or be entitled to receive or retain, any property or any payment or distribution of property from the Debtors or their successors or assigns with respect to such Claim.

B.    PAYMENT OF STATUTORY FEES

      All fees payable by the Debtors under 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the Confirmation Hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Consummation Date. Any such fees arising after the Consummation Date but prior to the closing of the Chapter 11 Cases shall be paid by Reorganized PhyCor.

C.    REVOCATION, WITHDRAWAL, OR NON-CONSUMMATION

      The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation or Consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person in any further proceedings involving the Debtors, or (iii) constitute an admission of any sort by the Debtors or any other Person.

D.    SEVERABILITY OF PLAN PROVISIONS

      If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

E.    SUCCESSORS AND ASSIGNS

      The rights, benefits, and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such entity.

F.    PLAN SUPPLEMENT

      Any and all exhibits, lists, or schedules not filed with the Plan shall be contained in the Plan Supplement. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours or may be viewed on the Bankruptcy Court's website at (www.nysb.uscourts.gov). Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Article XV.G hereof.

G.    NOTICES

      Any notice, request, or demand required or permitted to be made or provided to or upon the Debtors or Reorganized PhyCor hereunder shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, or (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

      PhyCor, Inc.
      30 Burton Hills Boulevard
      Suite 400
      Nashville, Tennessee 37215
      Att'n: General Counsel
      Telephone: (615) 665-9066
      Facsimile: (615) 665-7870

      with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      Four Times Square
      New York, New York 10036-6522
      Att'n: Kayalyn A. Marafioti, Esq.
      Telephone: (212) 735-3000
      Facsimile: (212) 735-2000

      -and-

      Waller Lansden Dortch & Davis
      A Professional Limited Liability Company
      Nashville City Centre
      511 Union Street, Suite 2100
      Nashville, Tennessee  37219
      Att'n: Michael R. Paslay, Esq.
      Telephone: (615) 244-6380
      Facsimile: (615) 244-6804

      -and-

      Milbank, Tweed, Hadley & Mccloy LLP
      601 South Figueroa Street
      Los Angeles, California 90017
      Att'n: Robert J. Moore, Esq.
      Att'n: Fred Neufeld, Esq.
      Telephone: (213) 892-4000
      Facsimile: (213) 629-5063

      -and-

      Willkie Farr & Gallagher
      The Equitable Center
      787 Seventh Avenue
      New York, New York 10019
      Att'n: Michael J. Kelly, Esq.
      Telephone: (212) 728-8000
      Facsimile: (212) 728-8111

H.    INDEMNIFICATION OBLIGATIONS

      Any obligations or rights of the Debtors or Reorganized PhyCor to defend, indemnify, or limit the liability of its current and former directors, officers, or employees pursuant to any Debtors' or Reorganized PhyCor's charter, by-laws, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such directors, officers, or employees based upon any act or omission related to such present and former directors', officers', or employees' services with, for, or on behalf of the Debtors prior to the Consummation Date, and any reimbursement obligations arising in respect of the foregoing, shall survive confirmation of this Plan and remain unaffected thereby, regardless of whether such directors, officers, or employees filed proofs of claim by the applicable Bar Date, if any, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability is owed in connection with an occurrence before or after the Petition Date.

I.    TERM OF INJUNCTIONS OR STAYS

      Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order), shall remain in full force and effect until the Consummation Date.

J.    GOVERNING LAW

      Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with this Plan and (ii) the laws of the state of Tennessee shall govern corporate governance matters with respect to the Debtors, in either case without giving effect to the principles of conflicts of law thereof.

Dated:   New York, New York
         February 14, 2002

                                   PHYCOR, INC., et al.
                                   Debtors and Debtors-in-Possession

                                   By: /s/Tarpley B. Jones
                                      ------------------------------------------
                                   Name:  Tarpley B. Jones
                                   Title: President and Chief Executive Officer


                                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                   Attorneys for PhyCor, Inc., et al.

                                   By: /s/Kayalyn A. Marafioti
                                      ------------------------------------------
                                       Kayalyn A. Marafioti (KM 9362)
                                       (A Member Of The Firm)
                                       Thomas J. Matz (TM 5986)
                                       Mark M. Brown (MB 1716)
                                   Four Times Square
                                   New York, New York 10036-6522
                                   (212) 735-3000